Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports 2009 Second Quarter Results

OMAHA, Nebraska – July 30, 2009 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership or PipeLP) today reported second quarter 2009 net income of $13.7 million or $0.31 per common unit (all amounts in U.S. dollars), a decrease of $5.5 million compared to $19.2 million or $0.47 per common unit for the same period last year. The decrease in net income was primarily due to lower Northern Border Pipeline Company (Northern Border or NBPC) revenues and one-time costs associated with the transaction to acquire North Baja Pipeline, LLC (North Baja) and amend the incentive distribution rights (IDRs).

"We are very pleased to provide unitholders an increase in our quarterly cash distribution to $0.73 per common unit, equivalent to a $0.10 increase or $2.92 per common unit on an annualized basis.  This followed the July 1st close of the transaction to acquire the North Baja pipeline from TransCanada Corporation and to amend the incentive distribution rights," said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. "Earnings and cash flows generated by our gas pipeline investments in second quarter 2009 were ahead of our expectations although lower than the prior year.  Tuscarora and Great Lakes delivered solid results while Northern Border was challenged by the over supply of gas delivered into the Mid-Continent market. Looking forward, the Partnership remains well positioned for growth and is expected to play an ongoing role in the financing of TransCanada's C$21 billion capital program."

Partnership cash flows decreased $6.6 million to $40.3 million for second quarter of 2009 compared to $46.9 million for the same period last year. This decrease was primarily due to decreased cash distributions from Northern Border and Great Lakes Gas Transmission Limited Partnership (Great Lakes or GLGT), in addition to higher costs at the Partnership level, partially offset by increased operating cash flows from Tuscarora Gas Transmission Company (Tuscarora or TGTC). Please see the Partnership Cash Flows section for more detail.

Cash distributions paid by the Partnership were $27.8 million or $0.705 per common unit in second quarter 2009, an increase of $0.4 million compared to $27.4 million or $0.70 per common unit for the same period last year.

Financial Highlights

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2009	2008	2009	2008
Net income	13.7	19.2	45.5	52.8
Per common unit (1)	$0.31	$0.47	$1.13	$1.34
Partnership cash flows (2)	40.3	46.9	76.8	79.9
Cash distributions paid	27.8	27.4	55.5	53.0
Cash distributions declared per common unit (3)	$0.730	$0.705	$1.435	$1.405
Weighted average common units outstanding (millions)	34.9	34.9	34.9	34.9
Common units outstanding at end of period (millions)	34.9	34.9	34.9	34.9

(1) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

Effective January 1, 2009, the Partnership adopted the provisions of EITF 07-4 “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships”. The retrospective application of EITF 07-4 has impacted the amount of net income allocated to the IDRs held by the general partner. Previously, the net income allocated to the IDRs was based on the cash distribution paid in the period, and now it is based on the cash distribution declared for the period. This resulted in a reduction in the net income per common unit of nil and $0.02 for the three and six months ended June 30, 2008, respectively.

(2) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(3) The Partnership’s 2009 second quarter cash distribution will be paid on August 14, 2009 to unitholders of record as of July 31, 2009.

Recent Developments
On July 1, 2009, the Partnership acquired North Baja from TransCanada Corporation and amended the IDRs held by TC PipeLines GP, Inc. by amending and restating the Agreement of Limited Partnership. The aggregate consideration provided to TransCanada included a combination of cash and the issuance of approximately 6.4 million common units totalling approximately $395 million. On a per unit basis, the transaction is expected to be accretive to Partnership cash flows.

On July 21, 2009, the Board of Directors of TC PipeLines GP, Inc. declared the Partnership’s second quarter 2009 cash distribution in the amount of $0.73 per common unit, payable on August 14, 2009, to unitholders of record on July 31, 2009. This cash distribution is an increase of $0.025 from the first quarter 2009 distribution and an increase of $0.10 on an annualized basis.

Net Income
The following net income information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

(unaudited)	Three months ended June 30, 2009					Six months ended June 30, 2009
(millions of dollars)	PipeLP	TGTC	Other	GLGT	NBPC(1)	PipeLP	TGTC	Other	GLGT	NBPC(1)
Transmission revenues	8.2	8.2	-	69.0	54.2	16.6	16.6	-	151.5	128.7
Operating expenses	(4.1)	(1.2)	(2.9)	(17.1)	(18.3)	(6.7)	(2.6)	(4.1)	(33.1)	(36.8)
	4.1	7.0	(2.9)	51.9	35.9	9.9	14.0	(4.1)	118.4	91.9
Depreciation	(1.7)	(1.7)	-	(14.6)	(15.5)	(3.5)	(3.5)	-	(29.2)	(30.8)
Financial charges, net and other	(7.0)	(1.2)	(5.8)	(8.1)	(9.2)	(14.3)	(2.3)	(12.0)	(16.3)	(18.3)
Michigan business tax	-	-	-	(1.3)	-	-	-	-	(3.1)	-
				27.9	11.2				69.8	42.8
Equity income	18.3	-	-	12.9	5.4	53.4	-	-	32.4	21.0
Net income	13.7	4.1	(8.7)	12.9	5.4	45.5	8.2	(16.1)	32.4	21.0

(unaudited)	Three months ended June 30, 2008					Six months ended June 30, 2008
(millions of dollars)	PipeLP	TGTC	Other	GLGT	NBPC(1)	PipeLP	TGTC	Other	GLGT	NBPC(1)
Transmission revenues	8.2	8.2	-	67.5	61.3	15.1	15.1	-	147.2	145.1
Operating expenses	(2.3)	(1.1)	(1.2)	(13.7)	(18.8)	(4.5)	(2.3)	(2.2)	(28.8)	(38.2)
	5.9	7.1	(1.2)	53.8	42.5	10.6	12.8	(2.2)	118.4	106.9
Depreciation	(1.7)	(1.7)	-	(14.6)	(15.3)	(3.3)	(3.3)	-	(29.2)	(30.5)
Financial charges, net and other	(7.5)	(1.1)	(6.4)	(8.2)	(9.5)	(15.1)	(2.0)	(13.1)	(16.4)	(19.2)
Michigan business tax	-	-	-	(1.3)	-	-	-	-	(3.0)	-
				29.7	17.7				69.8	57.2
Equity income	22.5	-	-	13.8	8.7	60.6	-	-	32.4	28.2
Net income	19.2	4.3	(7.6)	13.8	8.7	52.8	7.5	(15.3)	32.4	28.2

(1) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income from Northern Border includes amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

The Partnership’s net income was $13.7 million in second quarter of 2009, a decrease of $5.5 million compared to $19.2 million in second quarter of 2008. This decrease is primarily due to lower equity income from both Northern Border  and Great Lakes, and increased operating expenses.

Equity income from Great Lakes decreased $0.9 million to $12.9 million in second quarter of 2009, compared to $13.8 million for the same period last year. The decrease in equity income was primarily due to increased operating expenses, partially offset by increased transmission revenues. Great Lakes’ operating expenses increased $3.4 million for the three months ended June 30, 2009 primarily due to increased pipeline integrity expenses and property taxes. Great Lakes’ transmission revenues increased $1.5 million for the three months ended June 30, 2009 compared to the same period last year, primarily due to an increase in sales of short-term services, partially offset by decreased long-term services as a result of capacity turnbacks and renewed capacity at lower rates.

Equity income from Northern Border was $5.4 million in second quarter of 2009, a decrease of $3.3 million compared to $8.7 million for the same period last year. The decrease in equity income was primarily due to decreased transmission revenues, partially offset by lower operating expenses. Northern Border’s transmission revenues decreased by $7.1 million for the three months ended June 30, 2009 compared to the same period last year primarily due to reduced system utilization, as Northern Border continues to be negatively impacted by the incremental natural gas supply from the Rockies Basin into the Mid-Continent market as a result of the in-service of the western segment of the Rockies Express Pipeline. Operating expenses decreased $0.5 million in second quarter of 2009 compared to the same period last year primarily as a result of decreased property taxes.

Tuscarora’s net income of $4.1 million in second quarter of 2009 is comparable to the same period last year.

Costs at the Partnership level increased by $1.1 million to $8.7 million in second quarter of 2009 compared to the same period last year. This increase is due to higher operating expenses, partially offset by decreased financial charges, net and other. Operating expenses increased by $1.7 million primarily due to one-time costs relating to the North Baja acquisition and the amendment to the IDRs. Financial charges, net and other decreased by $0.6 million primarily due to lower interest rates and average debt outstanding, partially offset by losses on interest rate derivatives.

Partnership Cash Flows
The Partnership uses non-GAAP financial measures ‘Partnership cash flows’ and ‘Partnership cash flows allocated to common units’ as financial performance measures. As the Partnership’s financial performance underpins the availability of cash flows to fund the cash distributions that the Partnership pays to its unitholders, the Partnership believes these are key measures of the available cash flows to its unitholders. The following Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance. Partnership cash flows and Partnership cash flows allocated to common units are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2009	2008	2009	2008
Net Income	13.7	19.2	45.5	52.8
Add:
Cash flows provided by Tuscarora's operating activities	4.8	4.1	12.0	10.1
Cash distributions from Great Lakes (1)	21.7	24.1	34.2	35.7
Cash distributions from Northern Border (1)	22.5	26.3	46.7	49.4
	49.0	54.5	92.9	95.2
Less:
Tuscarora's net income	(4.1)	(4.3)	(8.2)	(7.5)
Equity income from investment in Great Lakes	(12.9)	(13.8)	(32.4)	(32.4)
Equity income from investment in Northern Border	(5.4)	(8.7)	(21.0)	(28.2)
	(22.4)	(26.8)	(61.6)	(68.1)
Partnership cash flows	40.3	46.9	76.8	79.9
Partnership cash flows allocated to general partner (2)	(3.2)	(3.2)	(6.4)	(6.2)
Partnership cash flows allocated to common units	37.1	43.7	70.4	73.7
Cash distributions declared	(30.7)	(27.8)	(58.5)	(55.2)
Cash distributions declared per common unit (3)	$0.730	$0.705	$1.435	$1.405
Cash distributions paid	(27.8)	(27.4)	(55.5)	(53.0)
Cash distributions paid per common unit (3)	$0.705	$0.700	$1.410	$1.365
Weighted average common units outstanding (millions)	34.9	34.9	34.9	34.9

(1) In accordance with the cash distribution policies of the respective pipeline assets, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results.

(2) Partnership cash flows allocated to general partner represents the cash distributions declared to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions. Prior to 2009, Partnership cash flows allocated to general partner were based on the cash distributions paid during the quarter to the general partner. As a result of the retrospective application of EITF 07-4, Partnership cash flows allocated to general partner in second quarter of 2008 increased from $3.0 million to $3.2 million.

(3) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Partnership cash flows decreased $6.6 million to $40.3 million for second quarter of 2009 compared to $46.9 million for the same period of last year. This decrease is primarily a result of decreased cash distributions from Northern Border and Great Lakes, in addition to higher costs at the Partnership level, partially offset by increased cash flows provided by Tuscarora’s operating activities. Northern Border’s decreased distribution was primarily due to lower net income, partially offset by a reduction in maintenance capital expenditures. Great Lakes’ decreased distribution was primarily due to scheduled debt repayments, partially offset by lower maintenance capital expenditures. Costs at the Partnership level increased due to costs relating to the North Baja acquisition and the amendment to the IDRs, partially offset by lower financial charges, net and other. Cash flows provided by Tuscarora’s operating activities increased primarily due to decreases in working capital.
The Partnership paid distributions of $27.8 million in second quarter of 2009, an increase of $0.4 million compared to the same period in the prior year due to an increase in quarterly per common unit distribution amounts. The Partnership repaid $2.3 million of its outstanding debt balance during the three months ended June 30, 2009, compared to $16.3 million for the same period in the prior year.

Liquidity and Capital Resources
As of June 30, 2009, the Partnership had no outstanding borrowings under the $250.0 million revolving portion of its revolving credit and term loan agreement and was in compliance with the covenants of the agreement. The interest rate incurred on the credit facility averaged 4.76 per cent for the three months ended June 30, 2009 after accounting for hedging activity. Subsequent to quarter end, $170.0 million was borrowed on the Partnership’s revolver to partially fund the North Baja acquisition.

The Partnership views its core banking group as solid and has established a strong relationship with these institutions.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Thursday, July 30, 2009 at 1:30 p.m. (Central) and 2:30 p.m. (Eastern). Mark Zimmerman, president of the general partner, will discuss second quarter 2009 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media.

To participate, please call (866) 225-6564. No pass code is required.

A replay of the conference call will also be available two hours after the conclusion of the call and until 11:00 p.m.(Central) and midnight (Eastern) on Thursday, August 6, 2009, by dialing (800) 408-3053, then entering pass code 6521618#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

Beginning in second quarter 2009, the Partnership will no longer be mailing a Quarterly Report on Form 10-Q to unitholders.  The Quarterly Report on Form 10-Q will be available through the Partnership’s website at www.tcpipelineslp.com.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 percent ownership), Northern Border Pipeline Company (50 per cent ownership), Tuscarora Gas Transmission Company (100 per cent ownership) and North Baja Pipeline, LLC (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System. North Baja is an 80-mile natural gas pipeline that extends from Southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the ability of Great Lakes and Northern Border to recontract their available capacity at maximum rates, the Partnership’s ability to identify accretive growth opportunities, the ability to access capital and credit markets with competitve rates and terms, operational decisions of Northern Border’s and Great Lakes’ operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, regulatory, construction and other risks related to the construction of TransCanada’s Bison Pipeline Project, success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S. sourced gas to Northern Border’s and Great Lakes’ markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2009	2008	2009	2008

Equity income from investment in Great Lakes	12.9	13.8	32.4	32.4
Equity income from investment in Northern Border	5.4	8.7	21.0	28.2
Transmission revenues	8.2	8.2	16.6	15.1
Operating expenses	(4.1)	(2.3)	(6.7)	(4.5)
Depreciation	(1.7)	(1.7)	(3.5)	(3.3)
Financial charges, net and other	(7.0)	(7.5)	(14.3)	(15.1)
Net income	13.7	19.2	45.5	52.8

Net income allocation
Common units	10.8	16.2	39.3	46.6
General partner	2.9	3.0	6.2	6.2
	13.7	19.2	45.5	52.8

Net income per common unit	$0.31	$0.47	$1.13	$1.34

Weighted average common units outstanding (millions)	34.9	34.9	34.9	34.9

Common units outstanding, end of the period (millions)	34.9	34.9	34.9	34.9

Consolidated Condensed Balance Sheet

(unaudited)
(millions of dollars)	June 30, 2009	December 31, 2008
ASSETS
Current assets	25.7	11.8
Investment in Great Lakes	702.7	704.5
Investment in Northern Border	493.6	514.8
Other assets	213.9	217.4
	1,435.9	1,448.5

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	3.6	4.3
Fair value of derivative contracts, including current portion and other	25.6	31.8
Long-term debt, including current portion	534.5	536.8
Partners' equity	872.2	875.6
	1,435.9	1,448.5

Operating Results	Three months ended June 30,		Six months ended June 30,
(unaudited)	2009	2008	2009	2008
Great Lakes
Volumes:
Gas delivered (million cubic feet)	186,810	188,447	416,206	410,862
Average throughput (million cubic feet per day)	2,053	2,071	2,300	2,258
Capital Expenditures (millions of dollars):
Maintenance	0.5	2.6	1.5	5.1
Northern Border
Volumes:
Gas delivered (million cubic feet)	135,128	145,437	310,657	362,523
Average throughput (million cubic feet per day)	1,499	1,620	1,744	2,036
Capital Expenditures (millions of dollars):
Maintenance	3.1	4.2	3.3	4.9
Growth	0.6	2.7	3.9	3.1
Tuscarora
Volumes:
Gas delivered (million cubic feet)	6,259	5,840	15,541	15,564
Average throughput (million cubic feet per day)	69	64	85	86
Capital Expenditures (millions of dollars):
Maintenance	0.1	-	0.1	-
Growth	0.2	0.9	0.3	4.5